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                             NATIONAL PROPANE, L.P.
                                200 1st Street SE
                              Suite 1700, IES Tower
                           Cedar Rapids, IA 52401-9838
                                  319/365-1550
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                                               March 15, 1999

Ronald R. Rominiecki
1750 42nd St., S.E.
Cedar Rapids, Iowa  52403

     RE:  Amendment to Employment Letter and Severance Agreement

Dear Ron:

     As you are aware, National Propane Corporation, the managing general partner (the "Managing General Partner") of National Propane Partners, L.P. (the "Partnership") and National Propane, L.P. (the "Operating Partnership"), has announced that it is considering various strategic alternatives to maximize the value of the Partnership. As a valued part of the National Propane team and in order to minimize concerns that may arise in the months ahead regarding your role with the Partnership and Operating Partnership, you have been informed of a special bonus arrangement which is being offered to you and a limited number of key employees in return for your continued effort and contribution to the Partnership and Operating Partnership. This letter formalizes and specifies the terms on which the Operating Partnership is offering you this "stay" bonus arrangement and, to the extent set forth herein, modifies and amends your employment letter dated as of March 11, 1997, as amended (the "Employment Letter") and your Severance Agreement dated as of March 11, 1997 (the "Severance Agreement").

          Subject to the terms and conditions herein, in the event that a "change of control" occurs, (i) the Operating Partnership shall pay you a lump sum payment equal to $750,000, subject to appropriate withholdings, within thirty days of the closing of the change of control transaction, (ii) any stock options to acquire shares of Triarc Companies, Inc. ("Triarc") Class A common stock previously issued to you under Triarc's Amended and Restated 1993 Equity Participation Plan (the "Triarc Plan") shall vest immediately (to the extent not already vested) on the date of the closing of the change of control transaction and continue in full force and effect in accordance with their terms; provided, however, such previously unvested options and all previously vested options you hold must be exercised within the earlier of (a) one year from the closing date of the change of control transaction, or (b) the date on which such option would otherwise expire; and, (iii) commencing six months after the closing date of the change of control transaction the Operating Partnership will pay to you a sum equal to your annual rate of base salary in effect at such date, payable in semi-monthly installments for a period of six months; provided, however, that if you have secured full-time employment during the period of the semi-monthly payments,





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the semi-monthly payments required to be made by the Operating Partnership after you begin receiving payments from your new employer will be offset by the compensation you earn from any such new employer during the period in which you receive semi-monthly payments hereunder. Furthermore, in the event that your employment is terminated without "good cause" under your Employment Letter, (i) you and your family will retain all health and medical insurance benefits, for a period of eighteen months in accordance with the Consolidated Omnibus Budget Reconciliation Act, as amended ("COBRA"), with the Operating Partnership paying the cost, if any, of such benefits until the earlier of: (a) your being a participant entitled to benefits in a medical plan with another employer; (b) the date you become covered or eligible for coverage under Medicare or any other medical benefit plan; (c) 90 days after you commence such other full-time employment; or (d) one year after the date your employment is terminated; and
(ii) you will be entitled to the relocation benefits set forth in the term sheet of your Employment Letter.

     The payment of the stay bonus described above is in lieu of, and in complete satisfaction of, any and all amounts that would otherwise become payable to you pursuant to your Severance Agreement and your Employment Agreement (except as otherwise required by law). In consideration of the foregoing you hereby confirm and agree that the rights and obligations of the Managing General Partner under the Employment Letter may be assigned to the purchaser or a designated affiliate of the purchaser in connection with a change of control transaction.

     For purposes of this letter, a "change of control" shall mean the consummation of any of the following transactions on or before December 31, 1999: (i) the merger or consolidation of the Managing General Partner, the Partnership or the Operating Partnership, with or into any person (other than Triarc, Nelson Peltz, Peter W. May, DWG Acquisition Group, L.P. and/or any of their respective affiliates (the "Triarc Parties")) if the Managing General Partner, the Partnership or the Operating Partnership is not the surviving entity thereof, or (ii) any sale, whether direct or indirect, of all or substantially all of the assets of the Managing General Partner, the Partnership or the Operating Partnership to any Person or "group" (as used in Section 3(d) and 14(d) of the Exchange Act) other than to a Triarc Party.

     The payment of the stay bonus and the acceleration of vesting of Triarc options is further conditioned upon (i) your complying with the requirements of the National Propane Code of Business Conduct and your existing confidentiality obligations, and (ii) your employment with National Propane not having been terminated prior to a change of control by your resignation, death or for "good cause" under your Employment Letter.

     The terms of your stay bonus arrangement (i) may be amended or cancelled only by mutual agreement of the Managing General Partner and you, in writing and, (ii) shall be construed in accordance with Delaware law applicable to agreements made and to be performed entirely within such State. Except as otherwise set forth herein, all the terms and conditions of your Employment Letter and Severance Agreement shall continue in full force and effect.

     Please indicate your acceptance by signing and returning the enclosed duplicate original of this letter to the undersigned.

                                   Sincerely,

                                   NATIONAL PROPANE CORPORATION
                                   For itself and on behalf of National Propane

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                                   Partners, L.P. and National Propane, L.P.





                                   By: /s/ C. David Watson
                                      ________________________________
                                      Name: C. David Watson
                                      Title: Sr. Vice President-Administration

Agreed and Accepted as of
This 16th day of March, 1999



/s/ Ronald R. Rominiecki
-----------------------------
Ronald R. Rominiecki





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